Exhibit 4.1

JUNIOR SECURED CONVERTIBLE PROMISSORY NOTE

$1,500,000.00	August 14, 2024
Boston, Massachusetts

FOR VALUE RECEIVED, AGRIFY CORPORATION, a Nevada corporation (“Maker”), promises to pay to the order of CP ACQUISITIONS, LLC, a Delaware limited liability company with an office at 675 VFW Parkway, Suite 152, Chestnut Hill, Massachusetts 02467-3656 (“Holder”), the principal sum advanced to Maker from time to time up to a maximum of ONE MILLION FIVE HUNDRED THOUSAND AND 00/00 DOLLARS ($1,500,000.00) in lawful money of the United States of America, under the terms and at the times stated herein.

The principal and interest due under this Junior Secured Convertible Promissory Note (this “Note”) shall be payable in full on July 1, 2025 (the “Maturity Date”).

This Note may be prepaid, in whole or in part, at any time without any penalty, fee, or premium of any kind.

This Note represents a junior security interest in Maker secured by the security granted under that certain Security Agreement, dated as of October 27, 2023, by and between the Maker and the Holder, and such junior security interest herein granted and provided for is made and given to secure, and shall secure, the payment and performance of this Note, provided that such security interest and any payments due under this Note shall be subordinate to any obligations of and interests granted in those certain senior secured notes previously issued by Maker (the “Senior Secured Notes”).

The principal balance outstanding under this Note from time to time shall bear interest at the rate of ten percent (10%) per annum computed on the basis of a 360 day year.

Upon the occurrence a payment default, and at all times thereafter until this Note is paid in full, the principal balance of this Note shall bear interest at the default rate of eighteen percent (18%) per annum computed on the basis of a 360 day year.

This Note may be converted in part, but only in an Authorized Denomination (as defined below). Provisions herein relating to the conversion of this Note in whole will equally apply to conversions of any permitted portion of this Note. The Holder may convert this Note at any time until the close of business on the second (2nd) Scheduled Trading Day (as defined below) immediately before the Maturity Date. To convert this Note, the Holder must complete, sign and deliver to the Maker the conversion notice attached to this Note on Exhibit A or portable document format (.pdf) version of such conversion notice (at which time such conversion will become irrevocable) (a “Holder Conversion Notice”). For the avoidance of doubt, the Holder Conversion Notice may be delivered by e-mail. If the Maker fails to deliver, by the related Conversion Settlement Date (as defined below), any shares of common stock, par value $0.001 per share, of the Maker (“Common Stock”) forming part of the Conversion Consideration (as defined below) of the conversion of this Note, the Holder, by notice to the Maker, may rescind all or any portion of the corresponding Holder Conversion Notice at any time until such shares of Common Stock are delivered. The person in whose name any shares of Common Stock is issuable upon conversion of this Note will be deemed to become the holder of record of such shares as of the close of business on the Conversion Date (as defined below) for such conversion, conferring, as of such time, upon such person, without limitation, all voting and other rights appurtenant to such shares. If the Holder converts all or any portion of this Note, the Maker will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon such conversion.

The consideration (the “Conversion Consideration”) due in respect of any portion of the outstanding principal amount of this Note, to be converted (the “Conversion Amount”) will consist of the following:

(1) a number of shares of Common Stock determined by dividing the Conversion Amount by the Conversion Price (as defined below); and

(2) cash in an amount equal to the aggregate accrued and unpaid interest on this Note to, but excluding, the Conversion Settlement Date for such conversion or, at the election of the Maker, a number of validly issued, fully paid and Common Stock (the “Conversion Consideration Interest Shares”) equal to the quotient (rounded up to the closest whole number) obtained by dividing the aggregate accrued and unpaid interest on this Note to, but excluding, the Conversion Settlement Date by the Conversion Price.

The total number of shares of Common Stock due in respect of any conversion of this Note will be determined on the basis of the total principal amount of this Note to be converted with the same Conversion Date; provided, however, that if such number of shares of Common Stock is not a whole number, then such number will be rounded up to the nearest whole number.

The Maker will pay or deliver, as applicable, the Conversion Consideration due upon the conversion of this Note, to the Maker on or before the second (2nd) business day (or, if earlier, the standard settlement period for the primary Eligible Exchange (as defined below) (measured in terms of trading volume for its Common Stock) on which the Common Stock are traded) immediately after the Conversion Date for such conversion (the “Conversion Settlement Date”).

If this Note is converted in full, then, from and after the date the Conversion Consideration therefor is issued or delivered in settlement of such conversion, this Note will cease to be outstanding and all interest will cease to accrue on this Note.

Each share of Common Stock delivered pursuant to this Note will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the Holder or the Person to whom such share will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Maker will cause each share of Common Stock issued pursuant to this Note, when delivered, to be admitted for listing on such exchange or quotation on such system.

If there occurs:

(1) recapitalization, reclassification or change of the Common Stock (other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value and (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities);

(2) consolidation, merger, combination or binding or statutory share exchange involving the Maker;

(3) sale, lease or other transfer of all or substantially all of the assets of the Maker and its subsidiaries, taken as a whole, to any person; or

(4) other similar event,

and, in each case, as a result of such occurrence, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities or other property (including cash or any combination of the foregoing) (such an event, a “Common Stock Change Event,” and such other securities or other property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue fractional shares of securities or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Note, at the effective time of such Common Stock Change Event, (x) the Conversion Consideration due upon conversion of any Note will be determined in the same manner as if each reference to any number of shares of Common Stock were instead a reference to the same number of Reference Property Units; and (y) each reference to any number of shares of Common Stock herein will instead be deemed to be a reference to the same number of Reference Property Units;

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Maker will notify the Holder of such weighted average as soon as practicable after such determination is made.

At or before the effective date of such Common Stock Change Event, the Maker and the resulting, surviving or transferee Person (if not the Maker) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such instruments or agreements that (x) provides for subsequent conversions of this Note in the manner set forth herein; and (y) contains such other provisions as the Maker reasonably determines are appropriate to preserve the economic interests of the Holder and to give effect to the provisions of this Note. If the Reference Property includes shares of stock or other securities or assets of a person other than the Successor Person, then such other person will also execute such instruments or agreements and such instruments or agreements will contain such additional provisions the Maker reasonably determines are appropriate to preserve the economic interests of the Holder. As soon as practicable after learning the anticipated or actual effective date of any Common Stock Change Event, the Maker will provide written notice to the Holder of such Common Stock Change Event, including a brief description of such Common Stock Change Event, its anticipated effective date and a brief description of the anticipated change in the conversion right of this Note.

Notwithstanding anything herein to the contrary, the Holder shall have the right, in its sole discretion, to elect to receive the shares of Common Stock due in respect of any conversion of this Note in the form of Pre-Funded Warrants (as defined below).

As used herein, the following capitalized terms shall be defined as follows:

“Authorized Denomination” means, with respect to this Note, a principal amount equal to $1,000 or any integral multiple of $1,000 in excess thereof, or, if the principal amount then-outstanding is less than $1,000, then such outstanding principal amount.

“Conversion Date” means the first business day on which the requirements to convert this Note are satisfied.

“Conversion Price” means an amount equal to $0.2633 per share of Common Stock; provided, however, that if after the date of this Note the Company effects any stock split, reverse stock split, share combination or similar transaction, the Conversion Price shall be equitably adjusted to reflect the ratio of such split or similar transaction.

“Eligible Exchange” means any of The New York Stock Exchange, The NYSE American LLC, The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors).

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Pre-Funded Warrants” means the pre-funded common share purchase warrants in the form of Exhibit B, which may be issued pursuant to this Note.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal, in terms of volume, Eligible Exchange on which the Common Stock is listed for trading. If the Common Stock is not so listed or traded, then “Scheduled Trading day” means a business day.

“Trading Day” means any day on which (A) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (B) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a business day.

Maker waives presentment, demand, notice, protest, and delay in connection with the delivery, acceptance, performance, collection, and enforcement of this Note.

No delay or omission on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. A waiver on anyone occasion shall not be construed as a bar to or a waiver of any such right and/or remedy on any future occasion.

Holder shall be entitled to an award of its reasonable costs and expenses, including, but not limited to, reasonable attorney’s fees, incurred in enforcing and collecting the amounts due under this Note.

This Note shall be governed by the laws of the Commonwealth of Massachusetts.

Maker will take all reasonably necessary steps to publish and file any financing statements associated with the security interest contained herein under applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker has executed this Note as a sealed instrument as of the date first hereinabove written.

AGRIFY CORPORATION

By:	/s/ David Kessler
Name:	David Kessler
Title:	Executive Vice President

Exhibit A

Conversion Notice

Agrify Corporation

Junior Secured Convertible Note due 2025

Subject to the terms of this Note, by executing and delivering this Conversion Notice, the undersigned Holder of this Note directs the Maker to convert the following principal amount of this Note: $                        ,000 in accordance with the following details.

Shares of Common Stock to be delivered (the “Delivered Shares”):

_____________________________________

Accrued interest amount:

_____________________________________

Date:
(Legal Name of Holder)

By:
Name:
Title:

Exhibit B

Form of Pre-Funded Warrants

See attached.